Exhibit 10.68

RESOLVED, that the Board of Directors hereby approves the plans, as presented at this meeting, to toll the time periods for meeting stock ownership requirements and earning premium shares under the Executive Stock Ownership Program until such time as the trading blackout imposed on the participants under the Company’s insider trading policy is lifted.

E-1